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FOR IMMEDIATE RELEASE         Contact: Janice K. Henry
                                       Vice President, Chief Financial Officer
                                         and Treasurer
                                       (919) 783-4658


                         MARTIN MARIETTA MATERIALS, INC.
                AGREES TO ACQUIRE REDLAND STONE PRODUCTS COMPANY
                                FOR $272 MILLION

RALEIGH, North Carolina (October 5, 1998) - Martin Marietta Materials, Inc., (NYSE: MLM) today announced that it has signed a contract with an affiliate of Lafarge SA to acquire the common stock of Redland Stone Products Company for $272 million. The purchase price is subject to certain post-closing adjustments related to working capital. Redland Stone is the leading producer of aggregates and asphaltic concrete in the state of Texas, and has mineral reserves which exceed 1 billion tons. The company serves the San Antonio, Houston and South Texas areas. Aggregates production in 1998 is expected to be about 14 million tons, asphaltic concrete production is expected to be about 3 million tons, and revenue is expected to be approximately $140 million. Redland Stone will be operated as a new division of Martin Marietta Materials, with its headquarters in San Antonio. The transaction is scheduled for closing prior to year end, subject to satisfaction of conditions typical for such a transaction.

           Commenting on the transaction, Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, "The acquisition of Redland Stone is a major step in positioning our Company for further expansion in the western United States. We believe this transaction will be neutral to earnings in 1999 and offers an excellent opportunity to grow the sales and earnings of our Company in 2000 and beyond.

           "Redland Stone is the leading supplier of aggregates and asphaltic concrete in both Houston and San Antonio. The company is well-positioned for growth in both Texas and surrounding areas. Texas is scheduled to receive a 61 percent increase in transportation funding from the new Transportation Equity Act of the 21st Century (TEA-21). This should generate strong demand for materials used in highway and bridge construction for the foreseeable future. When coupled with the above-average population growth expected for Texas, the market for aggregates and asphalt should experience solid growth."

           Martin Marietta Materials is the nation's second largest producer of construction aggregates and a leading producer of magnesia-based chemical and refractory products used in a wide variety of industries.

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Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies including political, economic, regulatory, climatic, competitive, and technological any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the Corporation's filings with the Securities and Exchange Commission.

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